LICENSE AND DISTRIBUTION AGREEMENT

This License and Distribution Agreement (this “Agreement”) is entered into as of this 8th day of November, 2006 (the “Effective Date”) by and between Document Security Systems, Inc., a corporation organized and existing under the laws of the State of New York (“DSS”), and PT Sekur Grafika, a company organized and existing under the laws of the Republic of Indonesia (“Licensee”).

RECITALS:

WHEREAS, DSS is engaged in the business of, among other things, developing and licensing anti-counterfeiting technology, processes and products providing protection against a wide range of document security threats, including forgery, counterfeiting and unauthorized copying, scanning and photo imaging;

WHEREAS, Licensee is engaged in the business of, among other things, manufacturing, marketing, selling and distributing safety paper, security identification cards, labels, certificates, packaging and other secure printed documents; and

WHEREAS, Licensee wishes to acquire, and DSS is willing to grant, an exclusive, limited license and right to represent DSS’ products (including, without limitation, safety/security paper, plastic cards, certificates and documents incorporating anti-counterfeiting features) and anti-counterfeiting and anti-forgery technology and solutions in the country of Indonesia.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below.

“Approved Third Parties” shall mean such reputable and qualified printers, security printers, and/or end users that have been pre-approved in writing by DSS, which approval may be given or withheld in DSS’ sole and absolute discretion.

“Decertified Technologies” shall mean all Technologies (as hereinafter defined) identified by DSS to Licensee in writing as being no longer effective when used for security printing and document anti-counterfeiting.

“DSS Products” shall mean those products specified on Schedule 1 hereto.

“DSS Safety Paper” shall mean all Safety Paper (as hereinafter defined) manufactured by DSS.

“Force Majeure” means circumstances or events which: (i) could not be normally reasonably anticipated by the parties, (ii) are external to the parties, and (iii) could not be mitigated through commercially reasonable efforts. Such circumstances or events shall include, without limitation, strikes, lockouts, riots, insurrections, acts of terrorism, civil disturbances, sabotage, embargoes, blockades, acts of war, acts or failures to act of any governmental or regulatory body (whether civil or military, domestic or foreign), governmental regulations superimposed after the fact, power failures, fires, explosions, floods, accidents, epidemics, earthquakes or other natural or man-made disasters, and all occurrences similar to the foregoing.

“Intellectual Property” shall mean, but shall not be limited to, (i) all patents, trademarks, trade names, service marks, designs, logos, and copyrights, and all pending applications for registration thereof; (ii) know-how, inventions, improvements, methods, operation manuals and procedures, trade secrets, technical information, formulas; (iii) computer software and programs, and related documentation, updates, and data, whether in object or source code form, and (vi) all other similar proprietary and intellectual rights, whether or not registered.

“Licensee Products” shall mean those products specified on Schedule 1 hereto.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or any other entity or organization of any kind or character, including a governmental authority or agency.

“Safety Paper” shall mean paper that is larger than 8 inches by 10 inches printed in a flat or graduated tint with or without patterns and containing hidden alert words or symbols such as "VOID," "COPY" or "UNAUTHORIZED COPY," or bar codes, logos or other images embedded in the background tint that appear when a handheld verifier is placed on the paper or when the document is copied, scanned, faxed or reproduced in any form utilizing industry standard copiers, desktop scanners or facsimile machines. The appearance of the hidden words after reproduction of the document is intended to alert document recipients that they are looking at a non-original document.

“Technologies” shall mean those certain DSS patent and/or patent-pending technologies specified on Schedule 1 hereto.

“Technology Marks” shall mean DSS’ trademark and service marks (including, without limitation, the AuthentiGuard™ logo) that identify DSS as the source of the Technologies.

“Term” shall mean have the meaning set forth in Section 4.1 hereof.

“Territory” shall mean the geographical area specified on Schedule 1 hereto.

2. License.

2.1. License Grant. Subject to the terms and conditions set forth herein, DSS hereby grants to Licensee, and Licensee accepts from DSS, for the Term, (i) an exclusive, limited, and non-transferable (except as otherwise expressly set forth herein), license to use, install and otherwise incorporate the Technologies into the Licensee Products to be manufactured, processed, prepared, displayed, offered for sale and sold by Licensee in the Territory; and (ii) a limited and non-transferable (except as otherwise expressly set forth herein) license to use the Technology Marks in accordance with the terms and conditions set forth herein or as otherwise approved in writing by DSS.

2.2. License Fees and Payment Terms. In consideration of the license granted herein and services to be rendered by DSS, Licensee shall pay to DSS those fees (the “License Fees”) as set forth on Schedule 1 hereto. All such License Fees shall be payable by Licensee to DSS as determined by DSS on a project by project basis.

2.3. Sublicense Rights. Notwithstanding anything herein to the contrary, Licensee shall have the right to sublicense to Approved Third Parties all license rights granted herein (except the right to further sub-license, which is explicitly not granted to Approved Third Parties) pursuant to sublicense agreements in form and substance acceptable to DSS in its sole and absolute discretion, which sublicense agreements shall include, without limitation, the Technologies being licensed, exclusions and restrictions, and pricing and payment terms. Without limiting the foregoing, and notwithstanding anything herein to the contrary, Licensee shall ensure that each sublicense agreement entered into with an Approved Third Party shall contain the following terms and provisions:

2.3.1. The sublicense is governed by the laws of the State of New York.

2.3.2. The Approved Third Party has no right to sublicense the Technology to any third party and has no proprietary rights to the Technology or any Improvements. The Approved Third party shall explicitly acknowledge that it is bound by terms substantially similar to the terms of Sections 4 and 11 of this Agreement.

2.3.3. DSS is explicitly deemed to be beneficiary of any such sublicense agreement, and shall have the right to bring suit directly against the Approved Third Party for damages, infringement, breach of its proprietary rights and non-payment of license fees.

2.3.4. The Approved Third Party has no right to manufacture, market or sell, directly or indirectly, or the right or power to license to any other person the right to manufacture, market or sell, directly or indirectly, blank safety paper which utilizes the Technology.

2.3.5. The Approved Third Party grants to DSS inspection and audit rights similar to those provided for under Section 10 of this Agreement.

In the event Licensee desires to sublicense the license rights granted hereunder, Licensee shall provide written notice thereof to DSS, which notice shall state the name of the proposed sublicensee, the terms of the proposed sublicense and such other information as reasonably requested by DSS. Upon receipt, DSS may grant or withhold consent to the proposed sublicensee and/or the terms of sublicense in its sole and absolute discretion, and if consented to, shall provide to Licensee the required form of sublicense agreement. Licensee shall provide to DSS fully executed copies of all sublicense agreements entered into with Approved Third Parties and shall, on an annual basis, provide to DSS a list of all such sublicense agreements entered into by Licensee, which list shall be certified by an officer of Licensee.

2.4. Exclusivity. During the Term, DSS shall not grant to any third party, directly or indirectly, any license to use, install, market and/or distribute the Technologies in the Territory.

2.5. Exclusions and Restrictions.

2.5.1. Licensee shall have no right to any software, technology, know-how or other Intellectual Property related to the Technologies or production of the Technologies, implied or express, and, except as otherwise expressly provided herein, Licensee shall have no right to sub-license, assign or otherwise transfer the right to use the Technologies.

2.5.2. The license right granted pursuant hereto shall be subject to any restrictions with respect to Licensee Products or volume that are set forth on Schedule 1. Without limiting the foregoing, Licensee shall have no right to manufacture, print, market or sell, directly or indirectly, and no right or power to license or sub-license to any other Person the right to manufacture, market or sell, directly or indirectly, Safety Paper other than DSS Safety Paper marketed using the “AuthentiGuard™” trademark. DSS hereby acknowledges and agrees that the foregoing restriction shall not in any way prohibit Licensee from manufacturing, printing, marketing or selling paper with a pantograph background in which words, symbols, borders, artwork or similar features are printed in a secondary visible color, which color is different and distinct from the color of the pantograph background.

2.5.3. The license right granted pursuant hereto does not include, and Licensee shall have no right hereunder, under any circumstances, to receive, use or make copies of the source/object code for the Technologies. Further, the license right granted pursuant hereto does not include the right to, and Licensee shall not (directly or indirectly), and shall not knowingly assist any third party to (i) copy, adapt, alter, modify, translate or create derivative works of the Technologies or other Intellectual Property owned by or under license to DSS; (ii) reverse engineer, decompile, disassemble, or otherwise attempt to reconstruct the source code for the Technologies or other Intellectual Property owned by or under license to DSS; (iii) reverse engineer, reconstruct or otherwise attempt to ascertain, or adapt, alter or modify, the proprietary protocols, programming interfaces, algorithms, internal instructions, and command sets used in the operation of the Technologies or other Intellectual Property owned by or under license to DSS; or (iv) produce, use, license, sell or otherwise distribute or exploit the Technologies or Intellectual Property derived therefrom or bypass or defeat protection methods for preventing unauthorized access to the Technologies.

2.5.4. Without limiting anything herein, Licensee may only sell Licensee Products incorporating the Technologies in the Territory. Licensee shall have no right or license, express or implied, to sell Licensee Products incorporating the Technologies outside of the Territory.  The Licensee Products listed on Schedule 1 hereto represent the scope of products in which the Technologies may be incorporated by Licensee under this Agreement. Production or manufacture by Licensee of any products incorporating the Technologies not specifically identified on Schedule 1 is prohibited, except with the express written consent of DSS, to be given or withheld in DSS’ sole and absolute discretion. All requests to incorporate the Technologies into products other than those specified on Schedule 1 must be in writing.

3. Sales and Distribution of DSS Products.

3.1. Sales and Distribution. In addition to the right to license and sublicense the Technologies pursuant to Section 2 above, subject to the terms and conditions set forth herein, DSS hereby grants to Licensee, and Licensee accepts from DSS, for the Term, an exclusive, non-transferable right to market, sell and distribute the DSS Products in the Territory through direct sales efforts, retail store outlets, office products wholesalers, on Licensee’s websites, and through such other venues or distribution outlets as Licensee deems necessary or desirable from time to time.

3.2. Pricing and Payment. The prices to be paid by Licensee to DSS for the DSS Products and the payment terms with respect thereto shall be as set forth on Schedule 1.

3.3. Packaging Terms. The parties shall, on a case by case basic, mutually agree upon packaging standards for the DSS Products. No changes in the packaging terms shall be made by Licensee without the prior written consent of DSS.

4. Term and Termination.

4.1. Term. The Initial Term of this Agreement (the “Initial Term”) shall commence on the Effective Date, and shall continue for the period of time set forth on Schedule 1 hereto, unless earlier terminated pursuant to Section 4.2. For purposes hereof, the Initial Term, together with any extension or renewal terms, shall hereinafter be collectively referred to as the “Term”.

4.2. Termination.

4.2.1. Either party may terminate this Agreement: (i) upon thirty (30) days prior written notice of a material breach of the other party, if the breach has not been cured within such thirty (30) day period; or (ii) immediately upon written notice to the other party if: (a) the other party declares or a petition is filed in any court for insolvency or bankruptcy and such petition is not dismissed in sixty (60) days; (b) the other party reorganizes under the relevant bankruptcy act or any similar statute in such party’s jurisdiction of incorporation; (c) the other party consents to the appointment of a trustee in bankruptcy or a receiver or similar entity; or (d) if either party breaches the Intellectual Property rights contained herein of the other party. A material breach by Licensee shall include, but not be limited to, the failure by Licensee to pay when due any amount owed to DSS under this Agreement. In addition, and notwithstanding anything herein to the contrary, in the event that, as of the day preceding the second anniversary of the Effective Date, the total revenue generated by DSS from Licensee (with respect to both License Fees and payment for DSS Products) is less than Two Hundred Thousand and No/100 U.S. Dollars (U.S. $200,000.00), DSS may terminate this Agreement upon written notice to Licensee, and this Agreement will terminate immediately upon the date such notice is deemed effectively given pursuant to Section 13.9.

4.2.2. Upon the expiration or termination of this Agreement (i) all licenses granted hereunder shall cease; (ii) Licensee shall cease all use of Technology Marks and promotional materials and return all sales, promotional and display or advertising materials that were furnished by DSS; and (iii) all amounts due to DSS by Licensee under the terms of this Agreement shall become immediately due and payable. Notwithstanding the foregoing, upon termination of this Agreement for the reasons specified in Sections 4.2.1(ii)(a) through (c) and for the reason specified in the last sentence in Section 4.2.1, Licensee shall be permitted a reasonable opportunity, not to exceed ninety (90) days, to sell its remaining inventory of finished Licensee Products, subject to the terms of this Agreement.

4.2.3. The provisions of Sections 4.2, 6, 9, 11, 12 and 13 shall survive the termination or expiration of this Agreement.

5. Payment.

5.1. Payment. All License Fees and other amounts payable hereunder shall be in U.S. Dollars, shall be non-refundable, and shall be made in full, without set-off or deduction of any kind, into an account or accounts of DSS, for which DSS shall provide wire transfer instructions to Licensee.

5.2. Late Fees. In the event Licensee shall fail to pay any amount owed to DSS under this Agreement when such amount is due and payable, Licensee shall pay to DSS interest on the amount of such under-payment or non-payment at the rate equal to three quarters of one percent (0.75%) per month, from the date due until paid. Any payments received from Licensee, when there is any amount overdue, shall be applied first to discharge any such accrued late charges.

5.3. Foreign Exchange. If applicable, all License Fees and other amounts payable hereunder shall be based on the exchange rate described on Schedule 1 on the date on which payment is due, and Licensee shall provide detailed conversion calculations with every payment submitted hereunder. If, by reason of any governmental or fiscal restrictions affecting convertibility, payment cannot be made in U.S. funds, then Licensee shall take such reasonable actions with respect to such payments as DSS directs.

6. Proprietary Rights.

6.1. Subject to Licensee’s expressly granted rights under this Agreement, Licensee acknowledges and agrees that DSS shall own all right, title, and interest in and to the Technologies (including any Improvements), Technology Marks, or other Intellectual Property of DSS. Licensee agrees that it will not at any time (i) do or cause to be done any act or thing contesting or in any way impairing any part of such right, title and interest or (ii) represent, expressly or by implication that it has any right, title or interest in or to any of the foregoing other than as expressly set forth herein.

6.2. Licensee acknowledges DSS’ claim of sole ownership of the Technology Marks and all associated goodwill. Nothing in this Agreement or in the performance thereof, or that might otherwise be implied by law, shall operate to grant Licensee any right, title, or interest in or to the Technology Marks, other than as specified in the limited license grant set forth herein. Licensee’s use of the Technology Marks shall inure solely to the benefit of DSS. Licensee hereby assigns and shall assign in the future to DSS all rights it may acquire by operation of law or otherwise in the Technology Marks, along with the goodwill associated therewith. DSS shall have the sole right to, and in its sole discretion may, commence, prosecute or defend, and control any action concerning the Technology Marks. Licensee shall not contest the validity of, by act or omission jeopardize, or take any action inconsistent with, DSS’ rights or goodwill in the Technology Marks, including attempted registration of the Technology Marks, or use or attempted registration of any mark similar thereto.

7. Licensee Obligations.

7.1. Exclusivity. During the Term, Licensee shall not (i) manufacture, distribute, sell, promote, license or sub-license any products manufactured using a technology that competes in any way, directly or indirectly, with the Intellectual Property of DSS, and/or (ii) enter into any marketing or distribution agreement or relationship with any other provider of products or services whereby Licensee will market, sell or distribute any products which are either directly or indirectly competitive to the DSS Products.

7.2. Decertified Technologies. During the Term, Licensee shall not use, install or otherwise incorporate any Decertified Technologies in connection with Licensee Products to be manufactured, processed, prepared, displayed, offered for sale and sold by Licensee.

7.3. Technology Marks. During the Term, Licensee agrees to use DSS’ Technology Marks in accordance with the usage guidelines attached hereto as Exhibit A. Licensee shall promptly, upon notice from DSS, correct and remedy any deficiencies in its use of the Technology Marks.

7.4. Advertising.

7.4.1. During the Term, Licensee shall use its best efforts to promote and market the sale of both Licensee Products containing the Technologies and DSS Products, which promotional efforts shall include, without limitation, attending and presenting at industry trade shows, preparing customer mailings and presentations, brochures or other promotional material, and including references to the Technologies on Licensee’s websites. During the Term, Licensee shall confer with DSS on a regular basis to review and plan joint promotional activities. Licensee may appoint sub-distributors, agents, or other representatives to market the DSS Products without the prior written consent of DSS provided Licensee shall ensure that such persons do not sell or market the DSS Products outside of the Territory or otherwise violate the terms of this Agreement.

7.4.2. DSS hereby agrees to provide to Licensee an advertising/marketing rebate (the “Marketing Rebate”) in an amount equal to five percent (5%) of total revenue generated by Licensee under this Agreement during the Term (with respect to both License Fees payable to DSS and payment to DSS on behalf of the distribution and sale of DSS Products), up to a maximum total revenue of One Million and No/100 U.S. Dollars (U.S. $1,000,000.00). Such Marketing Rebate, or any portion thereof, shall be payable by DSS to Licensee within thirty (30) days of written request therefore, which request shall be certified by an officer of Licensee and shall set forth, in detail, all advertising and marketing activities upon which such request is based and all costs incurred in connection therewith. Notwithstanding the foregoing, upon the date hereof, DSS shall provide to Licensee an amount equal to Two Thousand Five Hundred and No/100 U.S. Dollars (U.S. $2,500.00) which shall represent the initial payment of the Marketing Rebate. In the event Licensee fails to provide evidence, reasonably acceptable to DSS, that such amount has been spent on advertising/marketing during the first six (6) months of the Term, such amount shall be refunded to DSS immediately upon request.

7.5. Quality Control. Throughout the Term, Licensee shall use commercially reasonable efforts, and cooperate with DSS, to ensure that the Technologies embedded in the Licensee Products are reliable, effective and in compliance with all minimum quality and output standards as determined in DSS’ reasonable discretion and that Licensee’s application thereof conforms with all applicable guidelines with respect thereto. To this end, Licensee shall, upon DSS’ reasonable request, make available to DSS samples of Licensee Products incorporating the Technologies. In the event DSS determines, in its reasonable discretion, that Licensee’s application of the Technologies fails to meet minimum quality and output standards, DSS may initiate troubleshooting procedures and request that Licensee make specific adjustments. Licensee’s failure to comply with DSS’ request shall be deemed a material breach under this Agreement.

8. Technical Support; Training and Technology Services.

8.1. General Support Services. DSS shall make available to Licensee and all Approved Third Parties, during DSS’ regular business hours, via telephone and electronic mail, trained personnel to assist Licensee with technical support related to the Technologies.  If Licensee or any Approved Third Party desires to obtain on-site support from DSS’ authorized, trained personnel, Licensee shall send a written request to DSS and the parties shall mutually agree on the date and scope of the services to be provided. Licensee shall pay to DSS an additional fee in the amount set forth on Schedule 1 for each authorized person provided on-site to perform the agreed upon services. Licensee shall also reimburse DSS for all such assigned service personnel’s reasonable out-of-pocket expenses incurred in providing support to Licensee and/or the Approved Third Party, including expenses incurred for travel, lodging and meals. All amounts due by Licensee hereunder shall be paid by Licensee within thirty (30) days of the date of the invoice thereof. If Licensee disputes the amount of an invoice submitted by DSS hereunder, Licensee shall notify DSS in writing within fifteen (15) days after Licensee’s receipt of the invoice.

8.2. Limitation on Liability for Support Services. Except in the event of gross negligence or willful misconduct, in no event shall DSS, or the technicians, employees or agents of DSS, be liable to Licensee for any damages or claims for damages that may occur as a result of the action or inaction of the technicians, employees or agents of DSS during the provision of support services.

9. Confidentiality; Non-Disclosure. The parties acknowledge that they have entered into that certain Mutual Non-Disclosure dated as of November 6, 2006 (the “NDA”), a copy of which is attached hereto as Exhibit B. During the term of this Agreement and at all times thereafter, the parties shall be bound by all of the terms and conditions set forth in the NDA.

10. Maintenance of Books and Records; Sales Reports; Audit.

10.1. Maintenance of Books and Records; Sales Reports. During the Term, and for a period of three (3) years thereafter, Licensee agrees to keep and maintain proper records and books of account in accordance with generally accepted accounting practices, showing the sales upon which the License Fees are based, and all other information necessary to determine accurate payment thereof. Together with any License Fee payment, Licensee will deliver to DSS a detailed report showing the information on which the License Fee calculation was based.

10.2. Audit.

10.2.1. During the Term, and for one (1) year thereafter, DSS, together with its agents, consultants, accountants, attorneys and representatives, shall have access to Licensee’s and Licensee’s agents’ records, databases, and premises for the purposes of conducting an audit concerning Licensee’s compliance with Licensee’s obligations hereunder. All such audits shall be conducted during Licensee’s normal business hours, and on reasonable advance notice to Licensee, and at DSS’ expense, subject to Section 10.2.2.

10.2.2. If an audit reveals an underpayment by Licensee, Licensee shall promptly pay the amounts owing, plus interest thereon at the rate of three quarters of a percent (0.75%) per month until all underpaid amounts are paid in full. If such audit reveals an underpayment by an amount in excess of twenty percent (20%) for the period covered by the audit report then, without prejudice to any other rights or remedies of DSS, Licensee shall pay to DSS the out-of pocket costs of such audit, including, without limitation, attorneys fees, the amount underpaid, interest due thereon, and an additional payment of fifteen percent (15%) of the total amount due for the audited period.

11. Indemnification.

11.1. By DSS.

11.1.1. DSS shall indemnify, defend and hold Licensee and each of its shareholders, directors, officers, employees, agents, independent contractors, and representatives (“Licensee Indemnified Parties”) harmless for, from and against, any and all suits, actions and proceedings, claims, demands, liabilities, losses, damages, judgments, fines, expenses (including, without limitation, attorneys’ fees and expert witness fees) and costs (individually and collectively, “Infringement Claims”), made against a Licensee Indemnified Party by a third party arising from or in connection with any actual or alleged claims that marketing, manufacture or sale of DSS Products and/or Licensee Products incorporating the Technologies infringe any patent, trademark, copyright, trade secret or other property right of a third party. The indemnification provided by this Section 11.1 is contingent upon: (i) the Licensee Indemnified Parties promptly notifying DSS in writing of any known claim which may give rise to an Infringement Claim; (ii) DSS’ sole control of the defense and settlement of such Infringement Claims at DSS’ expense (provided, however, that any settlement shall be made only with the consent of Licensee or include, as an unconditional part thereof, a full release of the Licensee Indemnified Parties); and (iii) the Licensee Indemnified Parties’ cooperation with all reasonable requests of DSS (at DSS' sole expense) in defending or settling an Infringement Claim.

11.1.2. In addition to the rights and obligations of the parties set forth in Section 11.1.1, if an Infringement Claim is made or threatened, DSS, at its own expense and in its sole discretion, may exercise any of the following remedies: (i) obtain for Licensee the right to continue to use market, manufacture or sell the DSS Products and/or Licensee Products consistent with this Agreement; (ii) modify the Technologies incorporated into the Licensee Products and/or the DSS Products so they are non-infringing and comply in all material respects with this Agreement; (iii) replace the Technologies with non-infringing technology or information and/or materials, as the case may be, that comply in all material respects with this Agreement; or (iv) terminate this Agreement, in its sole discretion, immediately without further liability to Licensee or DSS provided that in such event DSS shall be required to promptly refund to Licensee, on a pro-rata basis, any prepaid License Fees or payments on behalf of DSS Products. DSS will have no obligation to indemnify Licensee Indemnified Parties for claims that the Technologies infringe the intellectual property rights of a third party to the extent such claims arise as a result of Licensee's modification of the Technologies by anyone other than DSS’ agents or subcontractors or any Person authorized in writing by DSS.

11.1.3. The foregoing represents DSS’ entire obligation, and Licensee’s entire remedy, with respect to Infringement Claims.

11.2. By Licensee. Licensee shall, at its own expense, indemnify, defend and hold harmless DSS, its shareholders, directors, officers, employees, agents, independent contractors and representatives (each a “DSS Indemnified Party”) from and against all suits, actions and proceedings, claims, demands, liabilities, losses, damages, judgments, fines, expenses (including, without limitation, attorneys’ fees and expert witness fees) and costs, made against a DSS Indemnified Party by a third party to the extent arising from Licensee’s (or its officers, directors, employees, agents, independent contractors and representatives’) improper or unauthorized use of the Technologies, the Technology Marks and/or the DSS Products. Licensee shall have the right to control the defense of all such claims, lawsuits and other proceedings. In no event shall DSS settle any such claim, lawsuit or proceeding without Licensee's prior written approval.

12. Limited Warranties; Limitation of Liability.

12.1. Power and Authority. Each party represents and warrants that it has the right, power and authority to enter into this Agreement and that the signatory on behalf of such party to this Agreement has full authority to enter into and bind the party to the obligations set forth in this Agreement.

12.2. Right to Technology. DSS represents and warrants to Licensee that (i) the Technologies and the Technology Marks are the sole and exclusive property of DSS; (ii) DSS has all right, title and interest in the Technologies and the Technology Marks to grant to Licensee the rights provided in this Agreement; (iii) nothing contained in this Agreement conflicts with any other obligation or agreement of DSS; and (iv), to DSS’ knowledge, no liens, claims or other obligations exist that will affect Licensee’s use or rights to any Technologies and/or Technology Marks granted under this Agreement.

12.3. DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE TECHNOLOGIES IS PROVIDED STRICTLY “AS IS” AND DSS MAKES NO WARRANTIES HEREUNDER, EXPRESS OR IMPLIED, AND ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.

12.4. LIMITATION OF LIABILITY. EXCEPT FOR CLAIMS ARISING OUT OF A BREACH BY ONE PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR CLAIMS ARISING UNDER A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION AND THE LIKE, ARISING OUT OF THE USE OF OR INABILITY TO USE THE TECHNOLOGIES OR ANY PRODUCTS OR SERVICES PROVIDED HEREUNDER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, THE ABOVE LIMITATION MAY NOT APPLY. IN NO EVENT SHALL DSS’ LIABILITY UNDER THIS AGREEMENT EXCEED THE TOTAL AMOUNT PAID BY LICENSEE TO DSS UNDER THIS AGREEMENT.

12.5. Nothing contained herein shall be deemed to require that DSS shall be under any obligation to maintain any of its patents. The parties hereby agree that the grant of rights under this Agreement does not imply any warranty concerning the validity or scope of the patents or any rights held by a third party or any warranty against unauthorized use of the patents and/or know-how. Further, this Agreement imposes no obligation for DSS to enforce any of its patents against third party infringers and imposes no obligation on the Licensee should a patent be so enforced by DSS.

13. Miscellaneous.

13.1. Applicable Taxes: Licensee shall be responsible for all local, state, sales, use, service, excise, or other similar taxes or duties, and any other taxes payable on any amounts payable pursuant to this Agreement.

13.2. Assignment. Neither party may assign this Agreement, nor its rights and obligations hereunder, to any third party without the prior express written approval of the other party. Any purported assignment without the consent of such other party shall be void. The provisions of this Agreement shall be binding upon, and shall inure to, the benefit of the parties, their legal representatives, permitted successors and permitted assigns.

13.3. Remedies Cumulative; Waiver. The rights and remedies provided in this Agreement, and all other rights and remedies available to either party at law or in equity, are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. A party’s failure to assert any right or remedy shall not constitute a waiver of that right or remedy. No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

13.4. Severability. In the event that a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid or unenforceable, it is the intention of the parties that such court shall modify such provision as necessary so that it shall be legal, valid and enforceable. The illegality, invalidity or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

13.5. Relationship of the Parties. Nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the parties, or as authorizing either party to act as agent for the other.

13.6. Amendments. No modifications or amendments may be made to this Agreement except as expressed in writing and signed by both parties.

13.7. Irreparable Damage. The parties acknowledge and agree that any violation of this Agreement would subject the other to irreparable injury for which monetary damages will not be an adequate remedy. Therefore, in addition to any remedies otherwise available, the non-breaching party will be entitled to any injunctive relief and specific performance to enforce the terms of this Agreement. The breaching party shall pay all reasonable attorney's fees and court costs, arbitration cost, and/or appeal costs incurred by the non-breaching party should it be necessary for the non-breaching party to enforce the terms of this Agreement.

13.8. No Construction against the Drafter; Headings. The parties acknowledge that they have reviewed this Agreement, have either been represented by counsel or had the opportunity to be represented by counsel, and have negotiated its terms. Accordingly, this Agreement shall be construed without regard to the party or parties responsible for its preparation, and shall be deemed to have been prepared jointly by the parties. Headings contained in this Agreement are not intended to be full and accurate descriptions of the contents of this Agreement and shall not affect the meaning or interpretation of this Agreement.

13.9. Notice. All notices sent under this Agreement shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) two (2) days after deposit with an internationally recognized overnight courier, specifying two (2) day delivery, with written verification of receipt. Notices shall be sent to the Parties at the following addresses or fax numbers or such other addresses or fax numbers as the parties subsequently may provide in accordance with this Section 13.9:

If to DSS: Document Security Systems, Inc. 28 Main Street East, Suite 1525 Rochester, New York 14614 USA Fax: 585-325-2977 Attention: Chief Executive Officer	With a copy to: Law Offices of Michael T. Hughes, Esq. 60 East 42nd Street, Suite 1812 New York, New York 10165 USA Fax: (212) 697-3969 Attention: Michael T. Hughes, Esq.
If to Licensee: PT Sekur Grafika Mega Arvia Building, 4th Floor Jalan Sultan Iskandar Muda No. 29 Jakarta 12240 Indonesia	With a copy to: Law Firm Wintama & Co. Jalan Tebet Barat Dalam VII No. 8 Jakarta 12830 Indonesia
13.10. Force Majeure. Notwithstanding any provision herein, the parties may be discharged from all liabilities if the failure to perform or improper performance of this Agreement is the result of Force Majeure, provided that the party subject to the Force Majeure provides notice of such Force Majeure, as soon as possible after such party became subject to such Force Majeure.

13.11. Governing Law; Jurisdiction. This Agreement shall be governed in accordance with the laws of the State of New York without regard to conflict of laws principles. Each of the parties hereby (i) consents to the exclusive jurisdiction of and venue in the appropriate state or federal courts located in the City of Rochester, State of New York, (ii) agrees to accept service of process by mail, and (iii) waives any jurisdictional, lack of venue, or forum defenses otherwise available to it with respect to actions brought in such courts.

13.12. Foreign Taxes and Governmental Approvals. Licensee agrees, at its sole cost and expense, to obtain all governmental approvals and registrations required under the laws of the Territory in connection with this Agreement, and to pay any taxes or fees required (including withholding taxes) that may be levied on the fees payable by Licensee under this Agreement. Licensee agrees to provide DSS with certificates and receipts indicating that such taxes have been duly paid.

13.13. Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto, provided, however, that notwithstanding any provision herein, the NDA shall remain in full force and effect.

13.14. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be original but all of which together shall constitute a single instrument. The signatures required for execution may be transmitted to the other Party via facsimile and such signatures shall be deemed a duplicate original.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first set forth above.

Document Security Systems, Inc. By: /s/ Patrick White Name: Patrick White Title: Chairman and CEO	PT Sekur Grafika By: /s/ Danny Rachmat Name: Danny Rachmat Title: President; Director By: /s/ Tong Hing Wai Name: Tong Hing Wai Title: Director

SCHEDULE 1
SCHEDULE OF TERMS AND CONDITIONS

1.
Technologies: AuthentiGuard™ Pantograph 4000, AuthentiGuard™ Prism, AuthentiGuard™ Block Out, AuthentiGuard™ Phantom, and AuthentiGuard™ On-Line as may be agreed upon by the parties from time to time in writing. Notwithstanding anything in the Agreement to the contrary, DSS reserves the right to restrict and limit use of one or more of the Technologies with respect to specific applications by Licensee and/or Approved Third Parties.

2.
Licensee Products: Checks, labels, documents, brand packaging, government issued identification cards, licenses, certificates, and such other products as may be agreed upon by the parties from time to time in writing.

3.	License Fees: Such royalty fees and other fees as shall be agreed upon by the parties in writing on a project by project basis.

4.	DSS Products: Safety/security paper (stock and custom), plastic cards, certificates and documents, labels, and other printed items incorporating the Technology.

5.
Prices for DSS Products: Such prices as shall be determined by DSS on a case by case basis upon Licensee’s written request, based on the requested product specifications and quantity, the geographic area in which the DSS Products will be sold, and the customers to whom the DSS Products will be sold, discounted so as to allow for mark-ups by Licensee. All such prices shall be set forth on a price list and provided to Licensee within ten (10) days of written request therefor.

6.
Payment Terms With Respect to DSS Products: Payments to be made thirty (30) days after receipt of a written invoice by Licensee, subject to available credit by Licensee. For purposes hereof, Licensee is granted an initial credit limit in the amount of One Hundred Thousand and No/100 U.S. Dollars (U.S. $100,000.00). Additional credit is subject to approval by DSS, in its sole and absolute discretion, using standard business credit verification terms.

7.	Territory: The Republic of Indonesia.

8.
Applicable Exchange Rate. The exchange rate for conversion of the currency into U.S. Dollars shall be calculated on the day payment is made, or the preceding business day if payment is not made on a business day, according to the dollar exchange rate for such currency published in the Wall Street Journal or such other exchange rate to which the parties agree.

9.	Rate for Additional Support. Such amounts as shall be agreed upon by the parties in writing on a project by project basis.

10.	Term.

a.	Initial Term: Five (5) years (the “Initial Term”).

b.
Renewal Term: Provided (i) the Agreement shall be in full force and effect as of the expiration date of the Initial Term, (ii) Licensee shall not then be in default under the terms of the Agreement, and (iii) the total revenue generated by DSS from Licensee under this Agreement during the Initial Term (with respect to both License Fees and payment for DSS Products) is equal to or greater than Five Hundred Fifty Thousand and No/100 U.S. Dollars (U.S. $550,000.00), the Agreement shall automatically renew for an additional period of five (5) years (the “Renewal Term”). Such Renewal Term shall be upon the same terms and conditions as the Initial Term, except that Licensee shall have no option to renew at the end of the Renewal Term. Notwithstanding the foregoing, in the event that, as of the day preceding the seventh (7th) anniversary of the Effective Date, the total revenue generated by DSS from Licensee (with respect to both License Fees and payment for DSS Products) is less than Seven Hundred Fifty Thousand and No/100 U.S. Dollars ($750,000.00), DSS may terminate this Agreement immediately upon written notice to Licensee.

b.

II

EXHIBIT A
USAGE GUIDELINES FOR TECHNOLOGY MARKS

1.
Licensee agrees to use the appropriate trademark, product descriptor and trademark symbol (either “(TM)” or “(R)” in a superscript), and clearly indicate DSS’ ownership of its trademark(s) whenever the Technology name is mentioned in any advertisement, brochure or in any other manner in connection with Licensee Products or DSS Products. Licensee further agrees to reproduce and include all copyright, patent and other confidential or proprietary rights notices on any copies of any DSS property it makes.

2.	Licensee shall, upon request, provide DSS with samples of all of Licensee’s promotional, packaging and other written materials which use the Technology name and the Technology Marks.

3.
Licensee shall not adopt or use a product name, trademark or service mark in conjunction with the advertising, packaging, promotion or sale of Licensed Products or DSS Products which includes all or part of any Technology Marks or any term that is similar to the Technology Marks.

4.
Licensee agrees not to remove, obliterate or alter any Technology Marks or any copyright, patent, trademark or other confidential or proprietary rights notice of DSS which appear on any Intellectual Property provided by DSS or the DSS Products, nor shall it affix to the same any other notice or mark.

5.
Licensee may use Technology Marks on web pages, and in related advertising, marketing, and collateral materials, solely as approved by DSS in writing, and insofar as the use is consistent with this Agreement.

6.	Technology Marks may not be altered in any manner and may never be used in a sentence or phrase, nor may it be joined or used as a design element with any other logo.

7.	Technology Marks may only be presented in the form attached hereto, as previously provided to Licensee.

EXHIBIT B
CONFIDENTIALITY/NON-DISCLOSURE AGREEMENT

Attached